Exhibit 10.2

Gordmans, Inc.

5200 Town Center Circle

Suite 600

Boca Raton, FL 33486

October 16, 2008

Jeff Gordman

12100 West Center Road

Omaha, NE 68144-3998

Dear Jeff,

It is my pleasure to set forth the terms pursuant to which you continue to serve as President and CEO of Gordmans, Inc. (the “Company”).

Compensation Package

Your annual base salary will be $525,000. For your 2008 AIP Plan, we will reset the financial targets previously established. The payouts thresholds will remain as outlined in the documents for 2008 that you previously sent. Your annual base salary will increase to $575,000 on 2/1/09. Your target bonus for 2009 and forward will be at 65% of your base with a maximum potential of 200% of base salary.

Insurance Policies

For 2008, there are no changes to the existing policies. Beginning in 2009, the Company will no longer pay your life and disability insurance programs. You will continue to participate in insurance and benefits programs consistent with the other executive officers of the Company.

Equity Package

Subject to the final approval of the Board of Directors of the Company, you will have an opportunity to participate in the stock option plan adopted by the Company. Such options will vest over a five year period at a rate of 20% per year, with the first 20% vesting on the first anniversary of the acquisition date of the Company. In addition, your options will vest fully upon a cash merger or cash sale of all or substantially all of the Company’s assets or stock to a non-affiliate of the Company (as determined by the Company’s Board of Directors in its sole discretion).

The option pool for management is currently anticipated to be at 9.1% on a fully diluted basis of the outstanding equity securities of the Company as of the date that the Company acquired Gordmans, Inc. As CEO, you would receive 35% of the 9.1% pool.

Jeff Gordman

September 29, 2008

Executive Car Allowance

You will participate in the Company’s executive car allowance program. Your allowance will be $1300 per month.

Severance Policy

If your employment is terminated by the Company without “cause” (as such term will be defined in the Company’s stock option plan), then subject to the execution of a satisfactory release by you, you will receive:

•	If terminated prior to September 17, 2009, you will receive 24 months of salary continuation;

•	If terminated after September 17, 2009 but before September 17, 2010, you will receive 18 months of salary continuation;

•	If terminated after September 17, 2010, you will receive salary for 12 months; or until other employment is secure; and

•

Continued medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period or, at the Company’s option, coverage under another medical and/or dental plan.

This offer letter constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior understandings, negotiations and discussions, whether oral or written, with regard thereto.

I am excited about you being on the team and look forward to working with you.

Please sign a copy of this letter to acknowledge your agreement with its conditions and return it to Mary Ann Robinson as soon as possible.

Sincerely,

/s/ Tom Taylor
Tom Taylor
Director

Accepted

/s/ Jeff Gordman
Jeff Gordman

10.20.08
Date